EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-139495 and 333-145099) pertaining to the Cal Dive International, Inc. Employee Stock Purchase Plan, and the Cal Dive International, Inc. Amended and Restated 2006 Long-Term Incentive Plan of our reports dated March 2, 2012, with respect to the consolidated financial statements and schedule of Cal Dive International, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Cal Dive International, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

                                                                                                                                            /s/ Ernst & Young LLP

Houston, Texas
March 2, 2012